Exhibit 99.2

Starlink AI Acquisition Corporation Announces Closing of $100 Million Initial Public Offering

New York, New York – May 11, 2026 – Starlink AI Acquisition Corporation, a blank check company incorporated in the Cayman Islands as an exempted company with limited liability (the “Company”), today announced the closing of its initial public offering (the “IPO” or this “Offering”) of 10,000,000 units (each, a “Unit” and collectively, the “Units”) at an offering price of $10.00 per Unit, for aggregate gross proceeds of $100,000,000. The Units began trading on The New York Stock Exchange (“NYSE”) on May 8, 2026 under the ticker symbol “OTAIU.” Each Unit consists of one ordinary share (each, an “ordinary share” and collectively, the “ordinary shares”) and one right (collectively, the “rights”) to receive one-fourth (1/4) of one ordinary share upon the consummation of an initial business combination. Once the securities comprising the Units begin separate trading, the ordinary shares and the rights are expected to be traded on NYSE under the symbols “OTAI” and “OTAIR,” respectively.

A.G.P./Alliance Global Partners acted as the sole book-running manager for this Offering.

A registration statement on Form S-1 relating to the securities, as amended (File No. 333-292878) was previously filed with the Securities and Exchange Commission (“SEC”) and declared effective on May 7, 2026. This Offering was made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. No securities regulatory authority has either approved or disapproved of the contents of this press release.

About Starlink AI Acquisition Corporation

The Company is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to conduct a search for target businesses without being limited to a particular industry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the Offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the Offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Starlink AI Acquisition Corporation

Attn: Gus Liu

E-mail: hengsenburgliu@gmail.com